Exhibit 99.1

Strayer Education, Inc. Reports Second Quarter Revenues and Earnings; and Summer Term 2016 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--July 27, 2016--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the period ended June 30, 2016. Financial highlights are as follows:

For Three Months Ended June 30:

  Revenues decreased 1% to $108.5 million compared to $109.8 million for the same period in 2015, principally due to lower revenue per student.
  Income from operations was $12.9 million compared to $20.9 million for the same period in 2015, a decrease of 38%. Operating margin was 11.9% compared to 19.1% for the same period in 2015.
  Net income was $7.8 million compared to $11.9 million for the same period in 2015, a decrease of 34%.
  Diluted earnings per share were $0.72 compared to $1.11 for the same period in 2015, a decrease of 35%. Diluted weighted average shares outstanding increased 1% to 10,799,000 from 10,705,000 for the same period in 2015.

Six Months Ended June 30:

  Revenues decreased 1% to $219.7 million compared to $221.6 million for the same period in 2015, principally due to lower revenue per student.
  Income from operations was $33.0 million compared to $40.8 million for the same period in 2015, a decrease of 19%. Income from operations in the six months ended June 30, 2016 includes non-cash adjustments to the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $31.3 million. Operating income margin was 15.0% compared to 18.4% for the same period in 2015. Excluding non-cash adjustments, operating income margin for the first half of 2016 was 14.2%.
  Net income was $20.2 million compared to $23.3 million for the same period in 2015, a decrease of 13%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, net income was $19.1 million compared to $23.2 million for the same period in 2015. Diluted earnings per share were $1.87 compared to $2.17 for the same period in 2015. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, diluted earnings per share were $1.77 for the first half of 2016. Diluted weighted average shares outstanding increased 1% to 10,790,000 from 10,721,000 for the same period in 2015.

Balance Sheet and Cash Flow

At June 30, 2016, the Company had cash and cash equivalents of $117.4 million. The Company generated $22.4 million in cash from operating activities in the first six months of 2016 compared to $43.8 million during the same period in 2015. Capital expenditures were $3.9 million for the six months ended June 30, 2016 compared to $7.1 million for the same period in 2015.

The Company had $70.0 million of share repurchase authorization remaining at June 30, 2016. No shares were repurchased in the second quarter of 2016.

For the second quarter of 2016, bad debt expense as a percentage of revenues was 3.8% compared to 3.2% for the same period in 2015.

Student Enrollment for Summer Term

Total enrollments at Strayer University for the summer term that started July 5, 2016 increased 4% to 38,813 students compared to 37,221 students for the summer term in 2015. New student enrollments increased 6% and continuing student enrollments increased 4%.

Stock-based Compensation Activity

In May 2016, the Company awarded 11,365 shares of restricted stock to various non-employee members of the Company’s Board of Directors, as part of the Company’s annual director compensation. The Company’s stock price closed at $49.27 on the date of these restricted stock grants.

Common Stock and Common Stock Equivalents

At June 30, 2016, the Company had 11,164,911 common shares issued and outstanding, including 548,522 shares of restricted stock. The Company also had 250,000 restricted stock units outstanding and 100,000 vested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2016 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University and the New York Code and Design Academy. For more information on Strayer Education, Inc. visit www.strayereducation.com.

About Strayer University

Founded in 1892, Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, nursing, public administration, and criminal justice, to working adult students. The University includes Strayer@Work, which serves corporate clients by delivering the next generation of performance improvement and workforce development. Strayer University also offers an executive MBA online and corporate training program through its Jack Welch Management Institute. Strayer University is accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104 (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer University visit www.strayer.edu.

About New York Code and Design Academy

New York Code and Design Academy (NYCDA) is a New York City-based provider of non-degree web and mobile app development courses. NYCDA courses are delivered primarily on-ground to students seeking to further their career in software application development. NYCDA does not participate in the Federal Title IV lending program.

For more information on NYCDA visit www.nycda.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. The statements are based on the Company's current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2016	2015	2016

Revenues	$109,750	$108,487	$221,635	$219,653
Costs and expenses:
Instruction and educational support	59,245	61,782	118,942	119,880
Marketing	14,670	17,748	31,351	36,046
Admissions advisory	4,062	4,131	8,055	8,480
General and administration	10,844	11,930	22,499	22,259
Total costs and expenses	88,821	95,591	180,847	186,665
Income from operations	20,929	12,896	40,788	32,988
Investment income	100	112	178	212
Interest expense	1,272	160	2,545	320
Income before income taxes	19,757	12,848	38,421	32,880
Provision for income taxes	7,883	5,062	15,162	12,674
Net income	$11,874	$7,786	$23,259	$20,206

Earnings per share:
Basic	$1.12	$0.73	$2.20	$1.91
Diluted	$1.11	$0.72	$2.17	$1.87

Weighted average shares outstanding:
Basic	10,587	10,610	10,583	10,603
Diluted	10,705	10,799	10,721	10,790

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	June 30,
	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$106,889	$117,422
Tuition receivable, net	18,519	19,053
Income taxes receivable	—	897
Other current assets	6,944	8,409
Total current assets	132,352	145,781
Property and equipment, net	77,139	72,577
Deferred income taxes	26,449	24,509
Goodwill	6,800	20,793
Other assets	5,694	13,891
Total assets	$248,434	$277,551

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$42,253	$42,127
Income taxes payable	2,684	—
Deferred revenue	12,373	17,140
Other current liabilities	281	273
Total current liabilities	57,591	59,540
Other long-term liabilities	47,987	50,073
Total liabilities	105,578	109,613
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 11,027,177 and 11,164,911 shares issued and outstanding at December 31, 2015 and June 30, 2016, respectively	110	112
Additional paid-in capital	24,738	29,612
Retained earnings	118,008	138,214
Total stockholders' equity	142,856	167,938
Total liabilities and stockholders' equity	$248,434	$277,551

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended June 30,
	2015	2016
Cash flows from operating activities:
Net income	$23,259	$20,206
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(140)	(140)
Amortization of deferred rent	(424)	(446)
Amortization of deferred financing costs	390	131
Depreciation and amortization	9,292	8,873
Deferred income taxes	(1,621)	(2,158)
Stock-based compensation	4,923	4,926
Changes in assets and liabilities:
Tuition receivable, net	1,554	245
Other current assets	2,357	(1,466)
Other assets	2	(2,639)
Accounts payable and accrued expenses	(2,808)	(726)
Income taxes payable and income taxes receivable	3,387	(3,314)
Deferred revenue	5,544	3,313
Other long-term liabilities	(1,959)	(4,380)
Net cash provided by operating activities	43,756	22,425

Cash flows from investing activities:
Purchases of property and equipment	(7,057)	(3,852)
Cash used in acquisition, net of cash acquired	—	(7,635)
Net cash used in investing activities	(7,057)	(11,487)

Cash flows from financing activities:
Payments on term loan	(3,125)	—
Payments of contingent consideration	(300)	(405)
Net cash used in financing activities	(3,425)	(405)
Net increase in cash and cash equivalents	33,274	10,533
Cash and cash equivalents - beginning of period	162,283	106,889
Cash and cash equivalents - end of period	$195,557	$117,422

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$546	$274
Contingent consideration recorded in connection with an acquisition	$—	$8,500

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and
Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu